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                                                                    Exhibit 23.2


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-124941) and related Prospectus of R.H. Donnelley Corporation for the $300,000,000 offer to exchange all outstanding 6 7/8% senior notes due 2013 for 6 7/8% senior notes due 2013 and to the incorporation by reference therein of our report dated January 31, 2003, with respect to the combined consolidated financial statements of the directory publishing operations of Sprint Corporation (Sprint Publishing & Advertising) included in R.H. Donnelley Corporation's Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


                                                  /s/ ERNST & YOUNG LLP


Kansas City, Missouri
May 23, 2005